Exhibit 99.1

For Immediate Release

Contact: James Edgemond

(301) 608-9292

Jedgemond@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

2015 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

Silver Spring, MD and Research Triangle Park, NC, February 25, 2016: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the fourth quarter and year ended December 31, 2015.

“We are pleased with our 2015 top-line financial results as fourth-quarter revenues were $405 million, a 17% increase, and total annual revenues approached $1.5 billion, a 14% increase, as compared to the same periods in the prior year,” said Roger Jeffs, Ph.D., United Therapeutics’ President and Co-Chief Executive Officer. “These strong 2015 top-line financial results generated annual net income of $652 million, a 92% increase, and annual non-GAAP earnings(1) of $632 million, a 26% increase, as compared to the prior year, and further strengthens our ability to advance a strategic product pipeline of more innovative therapeutic options and drug delivery technologies for patients with PAH.”

Key financial highlights include (in thousands, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Revenues	$404,875	$346,363	$1,465,761	$1,288,519
Net income	$104,644	$115,935	$651,639	$340,074
Non-GAAP earnings(1)	$183,034	$151,797	$631,655	$501,392
Net income, per diluted share	$2.10	$2.17	$12.72	$6.28
Non-GAAP earnings, per diluted share(1)	$3.68	$2.83	$12.33	$9.26

(1)             See definition of non-GAAP earnings, a non-GAAP financial measure, and a reconciliation of net income to non-GAAP earnings below.

Revenues

The table below summarizes the components of total revenues (dollars in thousands):

	Three Months Ended December 31,		Percentage	Year Ended December 31,		Percentage
	2015	2014	Change	2015	2014	Change
Net product sales:
Remodulin®	$140,482	$136,591	3%	$572,795	$553,728	3%
Tyvaso®	119,130	115,070	4%	470,069	463,067	2%
Adcirca®	91,581	73,545	25%	278,829	221,471	26%
Orenitram®	37,289	20,175	85%	118,434	41,267	187%
Unituxin®	15,714	—	NM (1)	20,443	—	NM (1)
Other	679	982	(31)%	5,191	8,986	(42)%
Total revenues	$404,875	$346,363	17%	$1,465,761	$1,288,519	14%

(1)             Calculation is not meaningful.

Revenues for the quarter ended December 31, 2015 increased by $58.5 million compared to the same period in 2014. The growth in revenues primarily resulted from: (1) an $18.0 million increase in Adcirca net product sales; (2) a $17.1 million increase in Orenitram net product sales; and (3) a $15.7 million increase in Unituxin net product sales.

Revenues for the year ended December 31, 2015 increased by $177.2 million compared to the same period in 2014. The growth in revenues primarily resulted from: (1) a $77.2 million increase in Orenitram net product sales; (2) a $57.4 million increase in Adcirca net product sales; and (3) a $20.4 million increase in Unituxin net product sales.

Expenses

Research and development expense. The table below summarizes research and development expense by major project and non-project components (dollars in thousands):

	Three Months Ended December 31,		Percentage	Year Ended December 31,		Percentage
	2015	2014	Change	2015	2014	Change
Project and non-project:
Cardiopulmonary	$38,297	$46,857	(18)%	$130,097	$131,843	(1)%
Share-based compensation expense	30,336	15,729	93%	87,713	72,714	21%
Other	7,315	8,896	(18)%	27,288	37,992	(28)%
Total research and development expense	$75,948	$71,482	6%	$245,098	$242,549	1%

Cardiopulmonary. The decrease in cardiopulmonary project expenses of $8.6 million for the quarter ended December 31, 2015, as compared to the same period in 2014, resulted from a decrease of $12.9 million in expenses related to our esuberaprost development partially offset by: (1) a $1.4 million increase in expenses related to our development of a cell-based product for the treatment of PAH under a license agreement with Pluristem Ltd., which we terminated in the fourth quarter of 2015; and (2) a $1.3 million increase in expenses related to the development of our semi-disposable pump with DEKA Research & Development Corp.

Share-based compensation. The increases of $14.6 million and $15.0 million, respectively, during the quarter and year ended December 31, 2015, as compared to the same periods in 2014, corresponded to the appreciation of our stock price during those periods. During the quarter ended December 31, 2015, the price of our common stock appreciated 19 percent, compared to the one percent appreciation in our stock price during the same period in 2014. During the year ended December 31, 2015, the price of our common stock appreciated 21 percent, compared to the 15 percent appreciation in our stock price during the same period in 2014.

Other. The decrease in other research and development expenses of $10.7 million for the year ended December 31, 2015, as compared to the same period in 2014, was primarily attributable to a $6.4 million decrease in expenditures for our development of Unituxin, which was approved by the United States Food and Drug Administration (FDA) in March of 2015, and a $3.9 million decrease in research and development expenditures not allocated to specific projects.

Selling, general and administrative expense. The table below summarizes selling, general and administrative expense by major categories (dollars in thousands):

	Three Months Ended December 31,		Percentage	Year Ended December 31,		Percentage
	2015	2014	Change	2015	2014	Change
Category:
General and administrative	$42,801	$41,493	3%	$174,570	$186,312	(6)%
Sales and marketing	24,698	21,312	16%	94,297	82,000	15%
Share-based compensation expense	81,062	17,729	357%	183,745	112,975	63%
Total selling, general and administrative expense	$148,561	$80,534	84%	$452,612	$381,287	19%

General and administrative. The decrease in general and administrative expenses of $11.7 million for the year ended December 31, 2015, as compared to the same period in 2014, was attributable to: (1) a $12.7 million decrease due to timing of the payment of grants to non-affiliated, non-profit organizations that provide financial assistance to patients with PAH; and (2) a $9.4 million decrease in legal expenses resulting from the April 2015 closure of the investigation by the Office of Inspector General of the Department of Health and Human Services related to our marketing practices; partially offset by (3) a $10.0 million increase in salaries and other compensation-related expenses driven by the general expansion of our business.

Sales and marketing. The increase in sales and marketing expenses of $12.3 million for the year ended December 31, 2015, as compared to the same period in 2014, was driven by: (1) an $8.6 million increase in marketing activities for all of our commercial products, primarily for our most recently approved PAH product, Orenitram, and our first oncology product, Unituxin; and (2) a $3.7 million increase in salaries and other compensation-related expenses driven by the expansion of our personnel in connection with the growth of our commercial product portfolio.

Share-based compensation. The increases of $63.3 million and $70.8 million, respectively, during the quarter and year ended December 31, 2015, as compared to the same periods in 2014, corresponded to the appreciation of our stock price during those periods. During the quarter ended December 31, 2015, the price of our common stock appreciated 19 percent, compared to the one percent appreciation in our stock price during the same period in 2014. During the year ended December 31, 2015, the price of our common stock appreciated 21 percent, compared to the 15 percent appreciation in our stock price during the same period in 2014.

Cost of product sales. The table below summarizes cost of product sales by major categories (dollars in thousands):

	Three Months Ended December 31,		Percentage	Year Ended December 31,		Percentage
	2015	2014	Change	2015	2014	Change
Category:
Cost of product sales	$19,339	$16,904	14%	$60,240	$121,518	(50)%
Share-based compensation expense (benefit)	5,970	(1,134)	626%	8,796	4,365	102%
Total cost of product sales	$25,309	$15,770	60%	$69,036	$125,883	(45)%

Cost of product sales. The decrease in cost of product sales of $61.3 million for the year ended December 31, 2015, as compared to the same period in 2014, resulted primarily from the expiration of our royalty obligation to GlaxoSmithKline plc in October 2014. During the twelve months ended December 31, 2014, we incurred $72.5 million in royalty expense related to this obligation. This decrease was partially offset by an increase in the cost of product sales of $5.6 million and $3.0 million of Orenitram and Adcirca, respectively, due to increased sales of these products in 2015, and $3.2 million from Unituxin which was commercially launched during the third quarter of 2015.

Share-based compensation. The increases of $7.1 million and $4.4 million, respectively, during the quarter and year ended December 31, 2015, as compared to the same periods in 2014, corresponded to the appreciation of our stock price during those periods. During the quarter ended December 31, 2015, the price of our common stock appreciated 19 percent compared to the one percent appreciation in our stock price during the same period in 2014. During the year ended December 31, 2015, the price of our common stock appreciated 21 percent compared to the 15 percent appreciation in our stock price during the same period in 2014.

Gain on Sale of Intangible Asset

In September 2015, we sold the Rare Pediatric Priority Review Voucher (PPRV) that we received from the FDA in connection with the approval of Unituxin for $350.0 million in cash. The proceeds from the sale of the PPRV were recognized as a gain on the sale of an intangible asset, as the PPRV did not have a carrying value on our consolidated balance sheet at the time of sale.

Income Taxes

The provision for income taxes was $51.4 million for the quarter ended December 31, 2015, as compared to $58.8 million for the quarter ended December 31, 2014. The decrease in the provision for income taxes corresponded to the decrease in income before income taxes.

The provision for income taxes was $392.8 million for the year ended December 31, 2015, as compared to $185.1 million for the same period in 2014. The increase in the provision for income taxes corresponded to the increase in income before income taxes. For the years ended December 31, 2015 and December 31, 2014, the effective tax rates were approximately 38 percent and 35 percent, respectively. The increase in the effective rate is primarily due to the decrease of general business tax credits in the current year.

Non-GAAP Earnings

Non-GAAP earnings is defined as net income, adjusted for the following charges, which are presented net of our annual effective income tax rate, as applicable: (1) interest expense; (2) license fees; (3) depreciation and amortization; (4) impairment charges; and (5) share-based compensation expense (stock option, share tracking award and employee stock purchase plan).  For 2015, we also adjusted non-GAAP earnings to eliminate the gain (net of our annual effective income tax rate) resulting from the sale of the PPRV in September 2015.

A reconciliation of net income to non-GAAP earnings is presented below (in thousands, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income, as reported	$104,644	$115,935	$651,639	$340,074
Adjust for the following charges(1):
Interest expense	340	2,268	2,949	11,312
License fees	—	7,067	—	7,067
Depreciation and amortization	4,958	5,743	20,502	20,734
Share-based compensation expense	73,092	20,784	174,531	122,205
Gain on sale of intangible asset	—	—	(217,966)	—
Non-GAAP earnings	$183,034	$151,797	$631,655	$501,392
Non-GAAP earnings per share:
Basic	$4.01	$3.20	$13.73	$10.41
Diluted	$3.68	$2.83	$12.33	$9.26
Weighted average number of common shares outstanding:
Basic	45,687	47,431	46,000	48,176
Diluted	49,746	53,548	51,221	54,155

(1)             Non-GAAP earnings adjustments are presented net of the impact of our actual effective income tax rates of approximately 38 percent and 35 percent for the quarters and years ended December 31, 2015 and 2014, respectively. We changed the presentation of our non-GAAP earnings in the first quarter of 2015 for all periods presented to reflect the impact of our estimated effective income tax rates on each component. The sum of each of the quarters in 2015 and 2014, respectively, will not add to the full year non-GAAP earnings amount as we apply the estimated effective income tax rate to each quarter.

Conference Call

We will host a half-hour teleconference on Thursday, February 25, 2016, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533.  A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406 and using access code 49717416.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening diseases.

Non-GAAP Financial Information

This press release contains a financial measure, non-GAAP earnings, which does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use non-GAAP earnings to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to non-GAAP earnings can be found in the table above under the heading, Non-GAAP Earnings.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements relating to the continued sales growth of our products and our ability to continue to fund the development of products within our pipeline. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of February 25, 2016, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.  [uthr-g]

Orenitram, Remodulin, Tyvaso and Unituxin are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Net product sales	$404,196	$345,381	$1,460,570	$1,279,533
Other	679	982	5,191	8,986
Total revenues	404,875	346,363	1,465,761	1,288,519
Operating expenses:
Research and development	75,948	71,482	245,098	242,549
Selling, general and administrative	148,561	80,534	452,612	381,287
Cost of product sales	25,309	15,770	69,036	125,883
Total operating expenses	249,818	167,786	766,746	749,719
Operating income	155,057	178,577	699,015	538,800
Other (expense) income:
Interest expense	(546)	(3,527)	(4,735)	(17,592)
Gain on sale of intangible asset	—	—	350,000	—
Other, net	1,521	(286)	157	3,972
Total other income (expense), net	975	(3,813)	345,422	(13,620)
Income before income taxes	156,032	174,764	1,044,437	525,180
Income tax expense	(51,388)	(58,829)	(392,798)	(185,106)
Net income	$104,644	$115,935	$651,639	$340,074
Net income per common share:
Basic	$2.29	$2.44	$14.17	$7.06
Diluted	$2.10	$2.17	$12.72	$6.28

Weighted average number of common shares outstanding:

Basic	45,687	47,431	46,000	48,176
Diluted	49,746	53,548	51,221	54,155

SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	December 31,
	2015	2014
Cash, cash equivalents and marketable securities	$991,774	$818,197
Total assets	2,184,445	1,884,410
Total liabilities and temporary equity	595,893	642,054
Total stockholders’ equity	1,588,552	1,242,356